EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-178884, 333-178885, 333-178886, 333-178888, and 333-178889 on Form S-3 of our report on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (the “Company”) dated March 22, 2012 (which expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company’s method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, and dated May 31, 2012 as to the effects of the retrospective application of accounting guidance adopted on January 1, 2012 relating to the presentation of comprehensive income, the accounting for costs associated with acquiring or renewing insurance contracts, and the reorganization of the Company’s segments, described in Note 1, and the subsequent events described in Note 16), which appears in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

New York, New York

May 31, 2012